As filed with the Securites and Exchange Commission on December 22, 2006.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JOY GLOBAL INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization	3532 (Primary standard Industrial Classification Number)	39-1566457 (I.R.S. Employer Identification No.)

100 East Wisconsin Avenue, Suite 2780

Milwaukee, Wisconsin 53202

Telephone: (414) 319-8500

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Oren B. Azar, Esq.

Secretary and Associate General Counsel

Joy Global Inc.

100 East Wisconsin Avenue, Suite 2780

Milwaukee, Wisconsin 53202

Telephone: (414) 319-8500

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Copies to:

Keith S. Crow, P.C.

Kirkland & Ellis LLP

200 E. Randolph Drive

Chicago, Illinois 60601

Telephone: (312) 861-2000

* The Co-Registrants listed on the next page are also included in this Form S-4 Registration Statement as additional Registrants.

Approximate date of commencement of proposed sale of the securities to the public: The exchange will occur as soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. []

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

Calculation of Registration Fee
		Proposed	Proposed
		Maximum	Maximum
Title of Each Class of Securites	Amount	Offering Price	Aggregate	Amount of
to be Registered	to be Registered	Per Unit (1)	Offering Price	Registration Fee
6.0000% Senior Notes due 2016	$250,000,000	100%	$250,000,000	$26,750

6.625% Senior Notes due 2036	$150,000,000	100%	$150,000,000	$16,050

Guarantees on 6.000% Senior Notes due 2016 (2)	-	-	-	(3)

Guarantees on 6.625% Senior Noes due 2036 (2)	-	-	-	(3)
(1)	Calculated in accordance with Rule 457 under the Securities Act of 1933, as amended.
(2)

The 6.000% Senior Notes due 2016 and the 6.625% Senior Notes due 2036 will be issued by Joy Global Inc. (the “Issuer”) and guaranteed by Joy Technologies Inc. and P&H Mining Equipment Inc., each of which is a subsidiary of the Issuer. No separate consideration will be received for the issuance of these guarantees.

(3)	Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantees being registered hereby.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Exact Name of Additional Registrants*	Primary Standard Industrial Classification Number	Jurisdiction of Formation	I.R.S. Employer Identification No.
Joy Technologies Inc.	3532	Delaware	51-0327827
P&H Mining Equipment Inc.	3532	Delaware	39-0334430
*	The address for each of the Additional Registrants is c/o Joy Global Inc., 100 East Wisconsin Avenue, Suite 2780, Milwaukee, Wisconsin, 53202.

The name and address, including zip code, of the agent for service for each of the Additional Registrants is Oren B. Azar, Esq., Secretary and Associate General Counsel of Joy Global Inc., 100 East Wisconsin Avenue, Suite 2780, Milwaukee, Wisconsin, 53202, telephone: (414) 319-8500.

Information contained herein is subject to completion or amendment. We may not sell these securities or accept offers to buy these securities prior to the time this prospectus becomes final. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state

SUBJECT TO COMPLETION, DATED                   , 2007

PROSPECTUS

JOY GLOBAL INC.

Exchange Offer for

$250,000,000

6.000% Senior Notes due 2016

$150,000,000

6.625% Senior Notes due 2036

We are offering to exchange:

up to $250,000,000 of our new 6.000% Senior Notes due 2016 and

up to $150,000,000 of our new 6.625% Senior Notes due 2036

for

a like amount of our outstanding 6.000% Senior Notes due 2016 and our outstanding 6.625% Senior Notes due 2036.

Material Terms of Exchange Offer

*

The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the transfer restrictions and registration rights relating to the outstanding notes will not apply to the exchange notes.

*

Based upon interpretations by the staff of the Securities and Exchange Commission (“SEC”), we believe that subject to some exceptions, the exchange notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act.

*	The exchange notes will be guaranteed on a senior unsecured basis by our subsidiaries that incur or guarantee debt under our revolving credit agreement.	*	The exchange offer expires at 5:00 p.m., New York City time, on , 2007, unless extended.

*

There is no existing public market for the outstanding notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange or to arrange for quotation through any automated trading system.

		*	The exchange of notes will not be a taxable event for U.S. federal income tax purposes.

*	You may withdraw your tender of notes at any time before the expiration of the exchange offer. We will exchange all of the outstanding notes that are validly tendered and not withdrawn.	*	The exchange offer is not subject to any condition other than that it not violate applicable law or any applicable interpretation of the staff of the SEC.
		*	We will not receive any proceeds from the exchange offer.

_____________________________________________________________________________________________

For a discussion of certain factors that you should consider before participating in this exchange offer, see

“Risk Factors” beginning on page 7 of this prospectus.

Neither the SEC nor any other regulatory body has approved or disapproved of the notes to be distributed in the exchange offer, nor have they passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.                        , 2007

We have not authorized anyone to give any information or represent anything to you other than the information contained in this prospectus. You should rely only on the information contained or incorporated by reference in this prospectus. You should assume that the information contained or incorporated by reference in this prospectus is accurate as of the date on the front cover of this prospectus or the date of the document incorporated by reference. You must not rely on any unauthorized information or representations. We are not making an offer to sell the notes offered by this prospectus in any jurisdiction where the offer or sale is not permitted.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

TABLE OF CONTENTS

	Page		Page
Forward-Looking Statements..............................	iii	Description of the Exchange Notes.......................	19
Incorporation of Information by Reference..............	iv	Material United States Federal Income Tax Considerations............................................
Summary......................................................	1		33
Risk Factors..................................................	7	Plan of Distribution.........................................	37
Exchange Offer..............................................	10	Legal Matters................................................	38
Use of Proceeds.............................................	18	Experts.......................................................	38
Ratio of Earnings to Fixed Charges........................	18	Where You Can Find More Information.................	38

Until                  , 2007, all dealers that, buy, sell or trade the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments and subscriptions.

This prospectus incorporates business and financial information about Joy Global Inc. that is not included in or delivered with this prospectus. This information is available free of charge to note holders upon written or oral request to: Joy Global Inc., 100 East Wisconsin Avenue, Suite 2780, Milwaukee, Wisconsin, 53202, telephone: (414) 319-8500.

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE UNIFORM SECURITIES ACT WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO

i

BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

Forward-Looking Statements

This prospectus contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” or other words or phrases of similar import. Forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated. In addition to any factors that may accompany forward-looking statements, factors that could materially affect actual results include the following.

Our principal businesses involve designing, manufacturing, marketing and servicing large, complex machines. Significant periods of time are necessary to design and build these machines. Large amounts of capital must be devoted by our customers to purchase these machines and to finance the mines that use them. Our success in obtaining and managing a relatively small number of sales opportunities, including our success in securing payment for such sales and meeting the requirements of warranties and guarantees associated with such sales, can affect our financial performance. In addition, many mines are located in undeveloped or developing economies where business conditions are less predictable.

Additional factors that could cause actual results to differ materially from those contemplated include:

Factors affecting our customers’ purchases of new equipment, rebuilds, parts and services such as: production capacity, stockpile levels and production and consumption rates of coal, copper, iron ore, gold, oil sands and other ores and minerals; the cash flows and capital expenditures of our customers; the cost and availability of financing to our customers and their ability to obtain regulatory approval for investments in mining projects; consolidations among customers; changes in environmental regulations; work stoppages at customers or providers of transportation; and the timing, severity and duration of customer buying cycles.

Factors affecting our ability to capture available sales opportunities, including: our customers’ perceptions of the quality and value of our products and services as compared to our competitors’ products and services; our ability to commit to delivery schedules targeted by our customers; whether we have successful reference installations to display to customers; customers’ perceptions of our financial health and stability as compared to our competitors; our ability to assist customers with competitive financing programs; the availability of steel, castings, forgings, bearings and other materials; and the availability of manufacturing capacity at our factories.

Factors affecting general business levels, such as: political and economic turmoil in major markets such as the United States, Australia, Brazil, Canada, Chile, China, Russia and South Africa; environmental and trade regulations; commodity prices; and the stability and ease of exchange of currencies.

Factors affecting our ability to successfully manage and complete sales we obtain, such as: the successful transition to a new enterprise software system at our surface mining equipment business; the timely renegotiation of expiring collective bargaining agreements with our unionized workers; the accuracy of our cost and time estimates for major projects and long-term maintenance and repair contracts; the adequacy of our systems to manage major projects and our success in completing projects on time and within budget; our success in recruiting and retaining managers and key employees; wage stability and cooperative labor relations; plant capacity and utilization; and whether acquisitions are assimilated and divestitures completed without notable surprises or unexpected difficulties.

Factors affecting our general business or financial position, such as: unforeseen patent, tax, product (including asbestos-related and silicosis liability), environmental, employee health and benefits, or contractual liabilities; changes in pension and post-retirement benefit costs; nonrecurring restructuring and other special charges; changes in accounting or tax rules or regulations; reassessments of asset valuations for such assets as receivables, inventories, fixed assets, intangible assets and deferred tax assets; and leverage and debt service.

We describe these and other risks and uncertainties in greater detail under the caption “Risk Factors” below, and in our recent public filings with the SEC. See “Incorporation of Information by Reference” and “Where You Can Find More Information.”

Incorporation of Information by Reference

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we subsequently file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below which were filed with the SEC under the Exchange Act other than information in such documents that is deemed not to be filed:

•	our Annual Report on Form 10-K for the fiscal year ended October 28, 2006.

We incorporate by reference the documents listed above and any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than current reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein) from the date of this prospectus until the termination of the offering of the securities made by this prospectus.

Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes the statement. Any statement that is so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of any of the filings (excluding exhibits), at no cost, by writing or telephoning the following address:

Oren B. Azar, Esq.

Secretary and Associate General Counsel

Joy Global Inc.

100 East Wisconsin Ave., Suite 2780

Milwaukee, Wisconsin 53202

Telephone: (414) 319-8500

In order to obtain timely delivery, you must request the information no later than          , 2007, which is five business days before the expiration date of the exchange offer.

Summary

This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This is not intended to be a complete description of the matters covered in this prospectus and is subject to, and qualified in its entirety by, reference to the more detailed information and financial statements (including the notes thereto) included or incorporated by reference in this prospectus. Since the beginning of our 2002 fiscal year, we have used a 52- or 53-week fiscal year ending on the Saturday nearest October 31. Beginning with the first quarter of fiscal 2002, each of our fiscal quarters consists of 13 weeks, except for any fiscal years consisting of 53 weeks that will add one week to the first quarter. Starting with our 2007 fiscal year, our 52- or 53-week fiscal year ends on the last Friday in October. References herein to our fiscal years or quarters shall refer to the above-described fiscal periods. Statements about our market position and related matters are largely based on internal data and the belief and experience of management rather than independent sources.

Our Business

We are the world’s leading manufacturer and servicer of high productivity mining equipment for the extraction of coal and other minerals and ores. Our equipment is used in major mining centers throughout the world to mine coal, copper, iron ore, oil sands and other minerals. We operate in two business segments: underground mining machinery (Joy Mining Machinery or “Joy”) and surface mining equipment (P&H Mining Equipment or “P&H”).

Joy is the world’s largest producer of high productivity underground mining machinery for the extraction of coal and other bedded materials. Joy has manufacturing facilities in Australia, South Africa, the United Kingdom, and the United States as well as sales and service offices in China, India, Poland and Russia. Joy products include: continuous miners, longwall shearers, roof supports, armored face conveyors, shuttle cars, battery haulers, feeder-breakers, flexible conveyor trains, continuous haulage systems, complete longwall mining systems (consisting of roof supports, an armored face conveyor and a longwall shearer) and roof bolters. Joy also maintains an extensive network of service and replacement part distribution centers to rebuild and service equipment and to sell replacement parts in support of its installed base. This network includes five service centers in the United States and ten outside of the United States, all of which are strategically located in major underground mining regions.

P&H is the world’s largest producer of electric mining shovels and a leading producer of walking draglines and rotary blasthole drills for open pit mining operations. P&H has facilities in Australia, Botswana, Brazil, Canada, Chile, South Africa, the United States, and Venezuela, as well as sales offices in China, India, Mexico, Peru, Russia, and the United Kingdom. P&H products are used in mining copper, coal, iron ore, oil sands, gold, diamonds, phosphate, and other minerals and ores. P&H also provides a wide range of parts and services to mines through its P&H MinePro Services distribution group. Through life cycle management contracts, MinePro helps reduce customer operating risk and guarantee productivity levels. MinePro’s distribution organization also represents approximately 30 other leading providers of equipment and services to the surface and underground mining industry.

Through our Joy and P&H businesses, we have the largest installed active base of continuous miners, longwall shearers, shuttle cars and electric mining shovels in the high productivity mining industry. We derive a substantial portion of our sales from aftermarket activities, including selling replacement parts and components, providing maintenance and repair services, refurbishing or rebuilding existing equipment and providing diagnostic services, upgrades and training. Aftermarket support is critical to maintaining machine productivity, availability, reliability and durability in the field. Over the life of a mining machine, sales from aftermarket parts and services often exceed the original purchase price of the equipment. In fiscal 2006, we derived 61% of our net sales from aftermarket parts and service.

Joy Global Inc. is a Delaware corporation. Our headquarters are located at 100 East Wisconsin Ave., Suite 2780, Milwaukee, Wisconsin 53202. Our telephone number is (414) 319-8500.

Summary of the Exchange Offer

The Initial Offering of Outstanding Notes

We sold the outstanding notes on November 10, 2006 to a group of initial purchasers represented by and including Banc of America Securities LLC, Lehman Brothers and UBS Investment Bank. We refer to the initial purchasers in this prospectus collectively as the “initial purchasers.” The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A.

Registration Rights Agreement

Simultaneously with the initial sale of the outstanding notes, we entered into a registration rights agreement for the exchange offer. In the registration rights agreement, we agreed, among other things, to file with the SEC and use our commercially reasonable efforts to cause to become effective a registration statement relating to offers to exchange the outstanding notes for an issue of SEC-registered notes with terms identical in all material respects to the outstanding notes. The exchange offer is intended to satisfy your rights under the registration rights agreement. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes.

The Exchange Offer

We are offering to exchange the exchange notes, which have been registered under the Securities Act, for your outstanding notes, which were issued on November 10, 2006 in the initial offering. In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue exchange notes promptly after the expiration of the exchange offer.

Resales

We believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act provided that:

•      the exchange notes are being acquired in the ordinary course of your business;

•      you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

•      you are not an affiliate of ours.

If any of these conditions are not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from these requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that is issued exchange notes in the exchange offer for its own account in exchange for outstanding notes that were acquired by that broker-dealer, as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in the exchange offer.

Record Date	We mailed this prospectus and the related exchange offer documents to registered holders of outstanding notes on , 2007.
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, , 2007, unless we decide to extend the expiration date.
Conditions to the Exchange Offer	The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the SEC.

Procedures for Tendering Outstanding Notes

If you wish to tender your notes for exchange in this exchange offer, you must transmit to the exchange agent on or before the expiration date either:

•      an original or a facsimile of a properly completed and duly executed copy of the letter of transmittal, which accompanies this prospectus, together with your outstanding notes and any other documentation required by the letter of transmittal, at the address provided on the cover page of the letter of transmittal; or

•      if the notes you own are held of record by The Depository Trust Company, or “DTC,” in book-entry form and you are making delivery by book-entry transfer, a computer-generated message transmitted by means of the Automated Tender Offer Program System of DTC, or “ATOP,” in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of a confirmation of book-entry transfer. As part of the book-entry transfer, DTC will facilitate the exchange of your notes and update your account to reflect the issuance of the exchange notes to you. ATOP allows you to electronically transmit your acceptance of the exchange offer to DTC instead of physically completing and delivering a letter of transmittal to the exchange agent.

In addition, you must deliver to the exchange agent on or before the expiration date:

•      a timely confirmation of book-entry transfer of your outstanding notes into the account of the exchange agent at DTC if you are effecting delivery of book-entry transfer, or

•      if necessary, the documents required for compliance with the guaranteed delivery procedures.

Special Procedures for Beneficial Owners

If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or outstanding notes in the exchange offer, you should contact the person in whose name your book-entry interests or outstanding notes are registered promptly and instruct that person to tender on your behalf.

Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m., New York City time, on , 2007.
Federal Income Tax Considerations	The exchange of outstanding notes will not be a taxable event for United States federal income tax purposes.
Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer. We will pay all of our expenses incident to the exchange offer.
Exchange Agent	Wells Fargo Bank, National Association is serving as the exchange agent in connection with the exchange offer.

Summary of the Exchange Notes

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damage provisions contained in the outstanding notes. The exchange notes represent the same debt as the outstanding notes. Both the outstanding notes and the exchange notes are governed by the same indenture and the supplement thereto, each dated as of November 10, 2006, which was entered into by us, the guarantors and Wells Fargo Bank, National Association, as trustee (the “indenture”). This summary is not a complete description of the exchange notes. You should read the full text and more specific details contained elsewhere in this prospectus. For a more detailed description of the exchange notes, see the discussion under the caption “Description of the Exchange Notes” beginning on page 19 of this prospectus. Unless otherwise indicated, all references to the “Company,””Joy Global,” “we,” “us” or “our” under “Summary of the Exchange Offer,” “Summary of the Exchange Notes” and “Exchange Offer” refer only to Joy Global Inc. and not, unless specifically noted otherwise, any of its subsidiaries. Unless the context otherwise requires, we use the term notes in this prospectus to collectively refer to the outstanding notes and the exchange notes.

Issuer	Joy Global Inc.

The Notes	$250,000,000 principal amount of 6.000% senior notes due 2016 $150,000,000 principal amount of 6.625% senior notes due 2036

Maturity	November 15, 2016 with respect to the 2016 Notes November 15, 2036 with respect to the 2036 Notes

Payment of Interest	Interest on the exchange notes will accrue from November 10, 2006 and will be payable in cash semi-annually in arrears on May 15 and November 15 of each year, starting on May 15, 2007.

Redemption

We may redeem some or all of the exchange notes of each series at any time at a redemption price equal to the greater of 100% of the principal amount of the exchange notes to be redeemed and a price that includes a “make-whole premium” as described under the heading “Description of the Exchange Notes—Optional Redemption” in this prospectus, plus accrued and unpaid interest to the redemption date.

Guarantees

The exchange notes will be guaranteed from time to time by each of our current and future domestic subsidiaries that is a borrower or guarantor under (1) our existing $400 million unsecured revolving credit agreement or (2) any credit agreement that replaces or refinances such credit agreement under which Joy Global may borrow not less than $50 million.

Ranking

The exchange notes will be our senior unsecured obligations and will rank equal in right of payment to our existing and future senior unsecured indebtedness and, to the extent we incur subordinated indebtedness in the future, senior to such indebtedness. Similarly, the guarantees are the subsidiary guarantors’ senior unsecured obligations and will rank equally with all of the respective subsidiary guarantors’ other existing and future unsecured, unsubordinated obligations.

Covenants

We will issue the exchange notes under an indenture among us, the guarantors and the trustee. The indenture governing the exchange notes limits our ability and that of our consolidated subsidiaries to, among other things:

•   create liens;

•   enter into sale and leaseback transactions; and

•   in the case of Joy Global or the guarantors, consolidate or merge with or into another person, or transfer or lease all or substantially all of the assets of Joy Global or such guarantor to another person.

Change of Control

Upon a Change of Control Triggering Event, we will be required to make an offer to purchase all exchange notes then outstanding at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

Risk Factors

An investment in the exchange notes is subject to a number of risks. You should carefully consider the following risk factors as well as the other information and data included in this prospectus when deciding whether to participate in the exchange offer. The risks described below are not the only risks facing us. Additional risk factors relating to our business are contained in our annual report on Form 10-K and are incorporated by reference in this prospectus. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, cash flows, financial condition or results of operations. Any of the following risks could materially and adversely affect our business, cash flows, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risk Factors Associated with the Exchange Offer

Because there is no public market for the exchange notes, you may not be able to resell your exchange notes.

The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

•	the liquidity of any trading market that may develop;
•	the ability of holders to sell their exchange notes; or
•	the price at which the holders would be able to sell their exchange notes.

If a trading market were to develop, the exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities and our financial performance.

We understand that the initial purchasers presently intend to make a market in the notes. However, they are not obligated to do so, and any market-making activity with respect to the notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. There can be no assurance that an active trading market will exist for the notes or that any trading market that does develop will be liquid.

In addition, any holder of outstanding notes who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For a description of these requirements, see “Exchange Offer.”

Your outstanding notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your notes will continue to be subject to existing transfer restrictions and you may not be able to sell your outstanding notes.

We will not accept your outstanding notes for exchange if you do not follow the exchange offer procedures. We will issue exchange notes as part of this exchange offer only after a timely receipt of your outstanding notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your outstanding notes, please allow sufficient time to ensure timely delivery. If we do not receive your outstanding notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your outstanding notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange. If there are defects or irregularities with respect to your tender of outstanding notes, we may not accept your outstanding notes for exchange. For more information, see “Exchange Offer.”

If you do not exchange your outstanding notes, your outstanding notes will continue to be subject to the existing transfer restrictions and you may not be able to sell your outstanding notes.

We did not register the outstanding notes, nor do we intend to do so following the exchange offer. Outstanding notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your outstanding notes, you will lose your right to have your outstanding notes registered under the federal securities laws. As a result, if you hold outstanding notes after the exchange offer, you may not be able to sell your outstanding notes.

Risk Factors Related to the Exchange Notes

You may not be able to sell the exchange notes quickly or at the price that you paid for the outstanding notes.

We do not intend to apply for the exchange notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation systems. The initial purchasers have advised us that they intend to make a market in the notes and the exchange notes, but they are not obligated to do so. The initial purchasers may discontinue any market making in the exchange notes at any time, in their sole discretion. As a result, we cannot assure you as to the liquidity of any trading market for the exchange notes.

We also cannot assure you that you will be able to sell your exchange notes at a particular time or that the prices that you receive when you sell will be favorable. Future trading prices of the exchange notes will depend on many factors, including:

•	our operating performance and financial condition;
•	the interest of securities dealers in making a market; and
•	the market for similar or alternative securities.

It is possible that the market for the exchange notes will be subject to disruptions. Any disruptions may have a negative effect on noteholders, regardless of our prospects and financial performance.

The guarantees of our subsidiaries may be voidable as fraudulent transfers and any new guarantees may be voidable as preferences.

The exchange notes will be our obligations and will be guaranteed by certain of our existing and future subsidiaries. The guarantees by subsidiaries may be subject to review under U.S. bankruptcy law and comparable provisions of state fraudulent conveyance laws. Under these laws, if a court were to find that at the time any subsidiary guarantor issued a guarantee of the notes:

•	it issued the guarantee to delay, hinder or defraud present or future creditors; or
•	it received less than reasonably equivalent value or fair consideration for issuing the guarantee at the time it issued the guarantee and:
-	it was insolvent or rendered insolvent by reason of issuing the guarantee; or

- it was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital to carry on its business; or

- it intended to incur, or believed that it would incur, debts beyond its ability to pay as they mature;

then the court could void the obligations under the guarantee, subordinate the guarantee of the notes to that of the guarantor’s other debt, require holders of the notes to return amounts already paid under that guarantee, or take other action detrimental to holders of the notes and the guarantees of the notes.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the law of the jurisdiction that is being applied in any proceeding to determine whether a fraudulent transfer had occurred. Generally, however, an entity would be considered insolvent if, at the time it incurred the debt:

•

the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be sure what standard a court would use to determine whether or not a guarantor was solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantee would not be voided or the guarantee would not be subordinated to the guarantors’ other debt. If such a case were to occur, the guarantee could also be subject to the claim that, since the guarantee was incurred for the benefit of the issuer of the notes, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration.

Under certain circumstances, the subsidiary guarantees will be released.

If a subsidiary does not have outstanding or guarantee indebtedness under our current revolving credit agreement or a credit agreement that replaces or refinances our current revolving credit agreement under which we may borrow not less than $50.0 million, then the guarantee of such subsidiary will be released. If all of the subsidiary guarantors are released from their guarantees of the exchange notes, our subsidiaries will have no obligation to pay any amounts due on the exchange notes or to provide us with funds for the payment of our obligations.

In the event of the release of any subsidiary guarantor’s guarantee, our right, as an equity holder of such subsidiary, to receive any assets of such subsidiary upon its liquidation or reorganization, and therefore the right of the holders of the exchange notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, and to that subsidiary’s preferred shareholders, if any.

The subsidiary guarantors may have other liabilities, including contingent liabilities, that are significant.

Ratings of each series of notes may not reflect all of the risks of an investment in the notes.

Each series of notes will be rated by at least one nationally recognized statistical rating organization. The ratings of our notes will primarily reflect our financial strength and will change in accordance with the rating of our financial strength. Any rating is not a recommendation to purchase, sell or hold any particular security, including the notes. These ratings do not comment as to market price or suitability for a particular investor. In addition, ratings at any time may be lowered or withdrawn in their entirety. The ratings of each series of notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, your notes. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

A downgrading of the ratings on our debt will cause our debt service obligations to increase.

Borrowings under our revolving credit agreement bear interest at floating rates. The rates are subject to the ratings of our non-credit-enhanced senior unsecured long-term debt by Standard & Poor’s Ratings Services, or S&P, and Moody’s Investors Services, or Moody’s. Subject to the terms of the revolving credit agreement, a decrease in the ratings from either S&P or Moody’s would result in an increase in our interest expense on borrowings and fees. In addition, the downgrading of our ratings could materially increase the cost of any additional funding. Any downgrading of our ratings would also have an adverse effect on the trading prices for the notes.

Because a significant portion of our operations is conducted through our subsidiaries, our ability to service our debt is largely dependent on our receipt of distributions or other payments from our subsidiaries.

A significant portion of our operations is conducted through our subsidiaries. As a result, our ability to service our debt is largely dependent on the earnings of our subsidiaries and the payment of those earnings to us in the form of dividends, loans or advances and through repayment of loans or advances from us. Payments to us by our subsidiaries will be contingent upon our subsidiaries’ earnings and other business considerations and may be subject to statutory or contractual restrictions.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

If a change of control triggering event occurs, we will be required under the indenture to offer to repurchase all notes then outstanding at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. However, there can be no assurance that sufficient funds will be available at the time of any change of control triggering event to make any required repurchases of notes tendered or that restrictions in our revolving credit agreement will allow us to make such required repurchases. Notwithstanding these provisions, we could enter into certain transactions, including certain recapitalizations, that would not constitute a change of control but would increase the amount of debt outstanding at such time. Any future credit agreements or other agreements relating to other debt to which we become a party may contain restrictions and provisions and may also prohibit us from purchasing notes. In the event a change of control triggering event occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our other lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such consent or repay such borrowings, we will remain prohibited from purchasing notes. In such case, our failure to purchase tendered notes would constitute an event of default under the indenture which could, in turn, constitute a default under other debt, including secured debt. See “Description of the Exchange Notes – Repurchase at the Option of Holders – Change of Control.”

Exchange Offer

We and the subsidiary guarantors have agreed pursuant to the Registration Rights Agreement, dated November 10, 2006, among us, the subsidiary guarantors and each of the initial purchasers (the “Registration Rights Agreement”) that we will, subject to certain exceptions,

(1)

within 90 days after the date on which the outstanding notes were originally issued (the “Issue Date”), file a registration statement (the “Exchange Offer Registration Statement”) with the SEC with respect to a registered offer (the “Registered Exchange Offer”) to exchange the outstanding notes for exchange notes of the Company having terms substantially identical in all material respects to the notes (except that the exchange notes will not contain terms with respect to transfer restrictions or provide for the payment of additional interest);

(2)	use our commercially reasonable efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 150 days after the Issue Date;
(3)	as soon as practicable after the effectiveness of the Exchange Offer Registration Statement, commence the Registered Exchange Offer no later than 30 days after the effective date; and
(4)

keep the Registered Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the Registered Exchange Offer is mailed to each person to whom the oustanding notes are registered (each such person, a “Holder”) on the books of the registrar.

For each outstanding note tendered to us pursuant to the Registered Exchange Offer, we will issue to the Holder of such note an exchange note having a principal amount equal to that of the surrendered outstanding note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the outstanding note surrendered in exchange therefor, or, if no interest has been paid on such outstanding note, from the date of its original issue.

Under existing SEC interpretations, the exchange notes will be freely transferable by holders other than our affiliates after the Registered Exchange Offer without further registration under the Securities Act if the holder of the exchange notes represents to us in the Registered Exchange Offer that it is acquiring the exchange notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the exchange notes and that it is not an affiliate of Joy Global, as such terms are interpreted by the SEC; provided, however, that broker-dealers (“Participating Broker-Dealers”) receiving exchange notes in the Registered Exchange Offer will have a prospectus delivery requirement with respect to resales of such exchange notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of the notes) with the prospectus contained in the Exchange Offer Registration Statement.

Under the Registration Rights Agreement, we are required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such exchange notes for 180 days following the expiration date of the Exchange Offer (or such shorter period during which Participating Broker-Dealers are required by law to deliver such prospectus).

A Holder of notes (other than certain specified holders) who wishes to exchange such notes for exchange notes in the Registered Exchange Offer will be required to represent that any exchange notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Registered Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes, that it is not an “affiliate” of Joy Global, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, if it is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes and if it is a broker-dealer, that it will receive exchange notes for its own account in exchange for the initial notes that were acquired as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

In the event that:

(i)	applicable interpretations of the staff of the SEC do not permit us to effect such a Registered Exchange Offer; or
(ii)	for any other reason we do not consummate the Registered Exchange Offer within 250 days of the Issue Date; or
(iii)

an initial purchaser shall notify us in writing following consummation of the Registered Exchange Offer that outstanding notes held by it are not eligible to be exchanged for exchange notes in the Registered Exchange Offer; or

(iv)

certain Holders notify us in writing that they are prohibited by law or SEC policy from participating in the Registered Exchange Offer or that the exchange notes acquired by them in the Registered Exchange Offer are not freely tradeable, then, we will, subject to certain exceptions,

(A)	promptly file a shelf registration statement (the “Shelf Registration Statement”) with the SEC covering resales of the notes or the exchange notes, as the case may be;
(B)

use commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 60th day after the date on which the Shelf Registration Statement is required or requested to be filed; and

(C)

keep the Shelf Registration Statement effective until the earliest of (1) the time when the notes covered by the Shelf Registration Statement can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144, (2) two years from the effective date of the Shelf Registration Statement and (3) the date on which all notes registered thereunder are disposed of in accordance therewith.

We will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the notes. A holder selling such notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such holder (including certain indemnification obligations).

We will pay additional cash interest on the applicable notes and exchange notes, subject to certain exceptions,

(1)	if we fail to file an Exchange Offer Registration Statement with the SEC on or prior to the 90th day after the Issue Date,
(2)	if the Exchange Offer Registration Statement is not declared effective by the SEC on or prior to the 150th day after the Issue Date,
(3)	if the Exchange Offer is not consummated on or before the 60th day after the Exchange Offer Registration Statement is declared effective,
(4)

if obligated to file the Shelf Registration Statement, we fail to file the Shelf Registration Statement with the SEC on or prior to the 45th day after the date (such 45th day being the “Shelf Filing Date”) on which the obligation to file a Shelf Registration Statement arises,

(5)	if obligated to file a Shelf Registration Statement above, the Shelf Registration Statement is not declared effective on or prior to the 60th day after the Shelf Filing Date, or
(6)

if after the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) (each such event referred to in the preceding clauses (1) through (6) a “Registration Default”);

from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured.

The rate of the additional interest will be 0.50% per annum until all Registration Defaults have been cured. We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the notes and the exchange notes.

All references in the indenture, in any context, to any interest or other amount payable on or with respect to the notes shall be deemed to include any additional interest pursuant to the Registration Rights Agreement.

If we effect the Registered Exchange Offer, we will be entitled to close the Registered Exchange Offer 20 business days after the commencement thereof provided that we have accepted all outstanding notes theretofore validly tendered in accordance with the terms of the Registered Exchange Offer.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Any holder may tender some or all of its outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in principal amounts of $2,000 or an integral multiple of $1,000 in excess thereof.

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

•	the exchange notes bear a different CUSIP Number from the outstanding notes;
•	the exchange notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof; and
•

the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions providing for an increase in the interest rate on the outstanding notes in certain circumstances relating to the timing of the exchange offer, all of which rights will terminate when the exchange offer is terminated.

The exchange notes will evidence the same debt as the outstanding notes and will be entitled to the benefits of the indenture relating to the outstanding notes.

As of the date of this prospectus, $400 million aggregate principal amount of the outstanding notes were outstanding. We have fixed the close of business on                    , 2007 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially.

Holders of outstanding notes do not have any appraisal or dissenters’ rights under the General Corporation Law of the State of Delaware or the indenture relating to the notes in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for any unaccepted outstanding notes will be returned, without expense, to the tendering holder thereof promptly following the expiration date of the exchange offer.

Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See “?Fees and Expenses.”

Expiration Date; Extensions; Amendments

The term “expiration date” will mean 5:00 p.m., New York City time, on                    , 2007, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which the exchange offer is extended.

In order to extend the exchange offer, we will make a press release or other public announcement, notify the exchange agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion, (1) to delay accepting any outstanding notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “?Conditions” have not been satisfied, by giving oral or written notice of any delay, extension or termination to the exchange agent or (2) to amend the terms of the exchange offer in any manner. Such decision will also be communicated in a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day following such decision. Any announcement of delay in acceptance, extension, termination or amendment will be followed promptly by oral or written notice thereof to the registered holders.

Interest on the Exchange Notes

The exchange notes will bear interest from their date of issuance. Holders of outstanding notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the exchange notes. Such interest will be paid with the first interest payment on the exchange notes on May 15, 2007. Interest on the outstanding notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

Interest on the exchange notes is payable semi-annually on each May 15 and November 15, commencing on May 15, 2007.

Procedures for Tendering

Only a holder of outstanding notes may tender outstanding notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal or transmit an agent’s message in connection with a book-entry transfer, and mail or otherwise deliver the letter of transmittal or the facsimile, together with the outstanding notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. To be tendered effectively, the outstanding notes, letter of transmittal or an agent’s message and other required documents must be completed and received by the exchange agent at the address set forth below under “—Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the outstanding notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent prior to the expiration date.

The term “agent’s message” means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the outstanding notes that the participant has received and agrees: (1) to participate in ATOP; (2) to be bound by the terms of the letter of transmittal; and (3) that we may enforce the agreement against the participant.

To participate in the exchange offer, each holder will be required to make the following representations to us:

•	Any exchange notes to be received by the holder will be acquired in the ordinary course of its business.
•

At the time of the commencement of the exchange offer, the holder has no arrangement or understanding with any person to participate in the distribution, within the meaning of the Securities Act, of the exchange notes in violation of the Securities Act.

•	The holder is not our affiliate as defined in Rule 405 promulgated under the Securities Act.
•	If the holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, the distribution of exchange notes.
•

If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, the holder will deliver a prospectus in connection with any resale of the exchange notes. We refer to these broker-dealers as participating broker-dealers.

•	The holder is not a broker-dealer tendering outstanding notes directly acquired from us for its own account.
•	The holder is not acting on behalf of any person or entity that could not truthfully make these representations.

The tender by a holder and our acceptance thereof will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal or agent’s message.

The method of delivery of outstanding notes and the letter of transmittal or agent’s message and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or outstanding notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. See “Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner” included with the letter of transmittal.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member of the Medallion System unless the outstanding notes tendered pursuant to the letter of transmittal are tendered (1) by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal or (2) for the account of a member firm of the Medallion System. In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member firm of the Medallion System.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed in this prospectus, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder’s name appears on the outstanding notes with the signature thereon guaranteed by a member firm of the Medallion System.

If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, the person signing should so indicate when signing, and evidence satisfactory to us of its authority to so act must be submitted with the letter of transmittal.

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding notes at DTC for the purpose of facilitating the exchange offer, and subject to the establishment thereof, any financial institution that is a participant in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account with respect to the outstanding notes in accordance with DTC’s procedures for the transfer. Although delivery of the outstanding notes may be effected through book-entry transfer into the exchange agent’s account at DTC, unless an agent’s message is received by the exchange agent in compliance with ATOP, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right in our sole discretion to waive any defects, irregularities or conditions of tender as to particular outstanding notes, provided however that, to the extent such waiver includes any condition to tender, we will waive such condition as to all tendering holders. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give the notification. Tenders of outstanding notes will not be deemed to have been made until the defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

Guaranteed Delivery Procedures

Holders who wish to tender their outstanding notes and (1) whose outstanding notes are not immediately available, (2) who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent or (3) who cannot complete the procedures for book-entry transfer, prior to the expiration date, may effect a tender if:

1.	the tender is made through a member firm of the Medallion System;

2.

prior to the expiration date, the exchange agent receives from a member firm of the Medallion System a properly completed and duly executed Notice of Guaranteed Delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the certificate(s) representing the outstanding notes or a confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC, and any other documents required by the letter of transmittal will be deposited by the member firm of the Medallion System with the exchange agent; and

3.

the properly completed and executed letter of transmittal of facsimile thereof, as well as the certificate(s) representing all tendered outstanding notes in proper form for transfer or a confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of outstanding notes in the exchange offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any notice of withdrawal must:

1.	specify the name of the person having deposited the outstanding notes to be withdrawn;
2.

identify the outstanding notes to be withdrawn, including the certificate number(s) and principal amount of the outstanding notes, or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

3.

be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding notes register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

4.	specify the name in which any outstanding notes are to be registered, if different from that of the person depositing the outstanding notes to be withdrawn.

All questions as to the validity, form and eligibility, including time of receipt, of the notices will be determined by us, which determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the outstanding notes so withdrawn are validly retendered. Any outstanding notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under “?Procedures for Tendering” at any time prior to the expiration date.

Conditions

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange notes for, any outstanding notes, and may, prior to the expiration of the exchange offer, terminate or amend the exchange offer as provided in this prospectus before the acceptance of the outstanding notes, if:

1.

any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which we, in our sole judgment, believe might materially impair our ability to proceed with the exchange offer or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries; or

2.

any law, statute, rule, regulation or interpretation by the staff of the SEC is proposed, adopted or enacted, which we, in our sole judgment, believe might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

3.	any governmental approval has not been obtained, which approval we, in our sole judgment, believe to be necessary for the consummation of the exchange offer as contemplated by this prospectus.

If we determine in our reasonable discretion that any of the conditions are not satisfied, we may (1) refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, (2) extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw the outstanding notes (see “?Withdrawal of Tenders”) or (3) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes which have not been withdrawn.

Exchange Agent

Wells Fargo Bank, National Association has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for Notice of Guaranteed Delivery should be directed to the exchange agent addressed as follows:

By Overnight Courier or Registered/Certified Mail: Wells Fargo Bank, N.A. Sixth Street and Marquette Avenue N9303-110 Minneapolis, MN 55479 Attention: Connell/Rubin	Facsimile Transmission: (612) 667-2160 For Information: Wells Fargo Bondholder Communications (800) 344-5128

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, facsimile, telephone or in person by our and our affiliates’ officers and regular employees.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses incurred in connection with these services.

We will pay the cash expenses to be incurred in connection with the exchange offer. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the outstanding notes, which is face value, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. The expenses of the exchange offer will be deferred and charged to expense over the term of the exchange notes.

Consequences of Failure to Exchange

The outstanding notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, the outstanding notes may be resold only:

1.	to us upon redemption thereof or otherwise;
2.

so long as the outstanding notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the

Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

3.	outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or
4.	pursuant to an effective registration statement under the Securities Act,

in each case in accordance with any applicable securities laws of any state of the United States.

Resale of the Exchange Notes

With respect to resales of exchange notes, based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes, whether or not the person is the holder, other than a person that is our affiliate within the meaning of Rule 405 under the Securities Act, in exchange for outstanding notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes, will be allowed to resell the exchange notes to the public without further registration under the Securities Act and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, the holder cannot rely on the position of the staff of the SEC expressed in the no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

Use of Proceeds

This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes contemplated in this prospectus, we will receive outstanding notes in like principal amount, the form and terms of which are the same as the form and terms of the exchange notes, except as otherwise described in this prospectus. The outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled. Accordingly, no additional debt will result from the exchange. We have agreed to bear the expenses of the exchange offer.

Ratio of Earnings to Fixed Charges

The following table shows the unaudited consolidated ratio of earnings to fixed charges for Joy Global and its subsidiaries for the periods indicated.

	Year Ended 10/28/06	Year Ended 10/29/05	Year Ended 10/30/04	Year Ended 11/01/03	Year Ended 11/02/02

Ratio of earnings to fixed charges	41.0x	12.0x	4.2x	1.9x	--
Additional earnings needed to cover fixed charges (in millions)	--	--	--	--	$43.8

For purposes of the ratio of earnings to fixed charges, earnings are defined as income before income taxes, minority interest, income or loss from discontinued operations and extraordinary gains or losses, plus fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs and the interest component of rent expense.

There are currently no shares of preferred stock outstanding, and, accordingly, we do not have a preferred stock dividend obligation. Therefore, the ratio of earnings to fixed charges and preferred stock dividends is equal to the ratio of earnings to fixed charges and is not disclosed separately.

Description of the Exchange Notes

The following description of the exchange notes, as defined below, and terms of the indenture, as defined below, is a summary. It summarizes only those aspects of the exchange notes and those portions of the indenture that we believe will be most important to your decision to invest in the exchange notes. You should keep in mind, however, that it is the indenture, and not this summary, which defines the rights of note holders. There may be other provisions in the indenture which are also important to you. You should read the indenture for a full description of the terms of the exchange notes. The following description of certain provisions of the exchange notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture.

General

Joy Global Inc. issued $250,000,000 aggregate principal amount of 6.000% Senior Notes due 2016 (the “2016 Notes”) and $150,000,000 aggregate principal amount of 6.625% Senior Notes due 2036 (the “2036 Notes”) under an indenture dated November 10, 2006, as amended by a supplemental indenture dated November 10, 2006, between Joy Global Inc. and Wells Fargo Bank, National Association, a national banking association, as trustee, referred to as the “indenture.” The outstanding notes are, and the exchange notes will be, guaranteed from time to time by our current and future domestic subsidiaries that are borrowers or guarantors under our credit agreement.

The following description of the provisions of the indenture is only a summary. You should read the entire indenture carefully because it, and not this description, defines your rights as a holder of the notes. You can obtain a copy of the indenture by following the directions under the caption “Where You Can Find More Information” in this prospectus.

Unless otherwise indicated, capitalized terms used in the following summary that are defined in the indenture have the meanings used in the indenture. As used in this “Description of the Exchange Notes,” references to “Joy Global,” “we,” “us” or the “Company” refer to Joy Global Inc. and do not, unless the context otherwise indicates, include Joy Global’s subsidiaries.

The 2016 Notes and the 2036 Notes (including the respective exchange notes when issued) constitute separate series of debt securities under the indenture. Under the indenture, we may, without the consent of the holders of the notes, “reopen” either series and issue additional outstanding notes and exchange notes from time to time in the future. Any of the outstanding notes that remain outstanding after completion of the exchange offer, together with the respective exchange notes and any additional outstanding notes or exchange notes of the respective series that we may issue in the future upon a reopening, will each constitute a single series of debt securities under the indenture. This means that, in circumstances where the indenture provides for the holders of debt securities of any series to vote or take any action, any of the outstanding 2016 Notes and 2036 Notes that remain outstanding after completion of the exchange offer, and the respective exchange notes, as well as any respective additional outstanding notes or exchange notes that we may issue by reopening either series, will each vote or take that action as a single class. Unless the context requires otherwise, references to “notes” for all purposes of the indenture and this “Description of the Exchange Notes” include any additional notes that are actually issued (including the exchange notes issued in exchange for outstanding notes), and references to the 2016 Notes and the 2036 Notes shall refer to both the outstanding 2016 Notes and 2036 Notes, and the exchange notes received in exchange therefor. The notes will be issued in principal amounts of $2,000 or an integral multiple of $1,000 in excess thereof.

If any interest payment date, date of redemption or the maturity date of any of the notes is not a business day, then payment of interest and/or principal will be made on the next succeeding business day. No interest will accrue on the amount so payable for the period from such interest payment date, redemption date or maturity date, as the case may be, to the date payment is made.

The notes do not contain any sinking fund provisions.

Principal, Maturity and Interest

The 2016 Notes will mature on November 15, 2016 and will bear interest at the rate of 6.000% per annum. The 2036 Notes will mature on November 15, 2036 and will bear interest at the rate of 6.625% per annum. Interest on each series of the notes will be payable semi-annually, in cash, in arrears on May 15 and November 15, of each year, beginning on May 15, 2007 for each series of the notes to the registered holders of record thereof at the close of business on the immediately preceding May 1 and November 1.

Interest on the notes will accrue from November 10, 2006. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking

The notes will be Joy Global’s senior unsecured obligations. Payment of the principal and interest on the notes will rank equally in right of payment with all of Joy Global’s existing and future unsecured and unsubordinated indebtedness and, to the extent Joy Global incurs subordinated indebtedness in the future, rank senior in right of payment to its subordinated indebtedness. To the extent Joy Global incurs secured indebtedness in the future, the notes will be effectively subordinated to any secured indebtedness of Joy Global, to the extent of the value of any assets securing such indebtedness.

Subsidiary Guarantees

The notes will be guaranteed from time to time by each of our current and future domestic subsidiaries that is a borrower or guarantor under (1) the Credit Agreement (as defined below) or (2) any credit agreement that replaces or refinances the Credit Agreement and under which Joy Global may borrow not less than $50.0 million. The Credit Agreement currently provides that each domestic Material Subsidiary is required to guarantee Joy Global’s obligations under the agreement. For the purposes of the Credit Agreement, a “Material Subsidiary” is generally defined as a subsidiary that has assets in excess of 5% of Joy Global’s consolidated assets or revenues in excess of 5% of Joy Global’s consolidated revenues for the preceding four quarters. Currently, Joy Technologies Inc. and P&H Mining Equipment Inc., Joy Global’s principal U.S. operating subsidiaries, constitute Material Subsidiaries and guarantee Joy Global’s obligations under the Credit Agreement. Accordingly, these two entities will initially guarantee Joy Global’s obligations under the notes. The obligations of each subsidiary guarantor under its guarantee will be limited as necessary to seek to prevent that guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable federal, state or foreign law.

A guarantor may not directly or indirectly sell, lease or exchange all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such guarantor is the surviving person), another person, other than us or another guarantor, unless immediately after giving effect to that transaction, no default or event of default exists and the person acquiring the property in any such sale or disposition or the person formed by or surviving any such consolidation or merger assumes all the obligations of that guarantor under the indenture pursuant to a supplemental indenture satisfactory to the trustee or by operation of law.

“Credit Agreement” means the Credit Agreement dated as of October 28, 2005 entered into by and among Joy Global Inc., certain of its domestic subsidiaries, Bank of America, N.A., LaSalle Bank National Association, Deutsche Bank AG New York Branch, Harris N.A., JPMorgan Chase Bank, N.A., and the other lenders named therein.

Book-Entry, Delivery and Form

Global Notes

The certificates representing the exchange notes will be represented by one or more global notes in registered form without interest coupons, and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The global notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of notes in certificated form.

All interests in the global notes will be subject to the procedures and requirements of DTC. These interests may also be subject to the procedures and requirements of the direct and indirect participants in DTC’s book-entry system, including Euroclear Bank S.A./NV, as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, societe anonyme, Luxembourg (“Clearstream”).

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic-book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the global notes, DTC will credit the accounts of Participants with portions of the principal amount of the global notes; and

(2)

ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the global notes).

Investors in the global notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the global notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a global note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, the Company and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the trustee nor any agent of the Company or the trustee has or will have any responsibility or liability for:

(1)

any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the global notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Company. Neither the Company nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counter-party in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf of delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Company that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A global note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(1)

DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the global notes and DTC fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2)	the Company, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3)	there has occurred and is continuing a default or event of default with respect to the notes.

In addition, beneficial interests in a global note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any global note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Methods of Receiving Payments on the Exchange Notes

If a holder has given wire transfer instructions to the Company at least 10 business days prior to the applicable payment date, the Company will make all payments on such holder’s notes in accordance with those instructions. Otherwise, payments on the exchange notes will be made at the office or agency of the paying agent and registrar for the notes within the City and State of New York unless the Company elects to make interest payments by check mailed to the holders at their addresses set forth in the register of holders.

Optional Redemption

Joy Global may, at its option, redeem some or all of either series of the exchange notes at any time and from time to time at a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the applicable redemption date:

•	100% of the principal amount of the exchange notes to be redeemed; and
•

as determined by an Independent Investment Banker, the sum of the present values of the principal amount and the remaining scheduled payments of interest on the exchange notes to be redeemed (not including any portion of payments of interest accrued as of the applicable redemption date), discounted to the applicable redemption date in accordance with customary market practice on a semi-annual basis at a rate equal to the sum of the Treasury Rate plus 0.300% for the 2016 Notes and 0.375% for the 2036 Notes.

The redemption prices will be calculated assuming a 360-day year consisting of twelve 30-day months. For purposes of calculating the redemption prices, the following terms will have the meanings set forth below.

“Business Day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

“Comparable Treasury Issue” means the U.S. Treasury security or securities selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the applicable series of the exchange notes to be redeemed that would be used, at the time of selection and in accordance with customary market practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date,

•	the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or
•	if the trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Independent Investment Banker” means one of the Reference Treasury Dealers selected by the trustee after consultation with Joy Global.

“Reference Treasury Dealer” means each of Banc of America Securities LLC, Lehman Brothers Inc., UBS Securities LLC, and one other nationally recognized investment banking firm that is a Primary Treasury Dealer to be selected by Joy Global, and their respective successors (a “Primary Treasury Dealer”), unless any of them ceases to be a primary U.S. Government securities dealer in the United States, in which case Joy Global will substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third Business Day preceding that redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated on the third Business Day preceding the redemption date, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

Joy Global will mail notice of any redemption, at least 30 days but not more than 60 days before the applicable redemption date, to each holder of the applicable series of notes to be redeemed.

If Joy Global redeems less than all of a particular series of exchange notes, the trustee will select the particular exchange notes to be redeemed by lot, on a pro rata basis or by another method the trustee deems fair and appropriate.

Unless Joy Global defaults in the payment of the redemption price, on and after the applicable redemption date, interest will cease to accrue on the exchange notes or portions of the exchange notes called for redemption.

In addition, Joy Global may at any time acquire the exchange notes by means other than a redemption, whether pursuant to an issuer tender offer, open market purchase, negotiated transactions or otherwise, so long as the acquisition does not otherwise violate the terms of the indenture.

Repurchase at the Option of Holders

Change of Control

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the exchange notes as described above, you will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of the applicable series of your exchange notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, we will offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the exchange notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after the public announcement of the Change of Control, we will mail a notice to you describing the transaction or transactions that constitute or would constitute a Change of Control Triggering Event and offering to repurchase the exchange notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the indenture and described in such notice. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the indenture by virtue of such conflict.

On the Change of Control Payment Date, we will, to the extent lawful:

(1)	accept for payment all exchange notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all exchange notes or portions of exchange notes properly tendered; and

(3)

deliver or cause to be delivered to the trustee the exchange notes properly accepted together with an officers’ certificate stating the aggregate principal amount of exchange notes or portions of exchange notes being purchased by the Company.

The paying agent will promptly mail to each holder of exchange notes properly tendered the Change of Control Payment for such exchange notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new exchange note equal in principal amount to any unpurchased portion of the exchange notes surrendered, if any; provided that each new exchange note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit you to require that we repurchase or redeem the exchange notes in the event of a takeover, recapitalization or similar transaction.

We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party (1) makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and (2) purchases all exchange notes properly tendered and not withdrawn under the Change of Control Offer. A Change of Control Offer may be made in advance of a Change of Control Triggering Event, if a definitive agreement is in place for a Change of Control at the time of the making of a Change of Control Offer.

The existence of a holder’s right to require us to repurchase such holder’s exchange notes upon the occurrence of a Change of Control Triggering Event may deter a third party from acquiring us in a transaction which would constitute a Change of Control.

Any future credit agreements or other agreements relating to other debt to which we become a party may contain restrictions and provisions and may also prohibit us from purchasing notes. In the event a Change of Control Triggering Event occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our other lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such consent or repay such borrowings, we will remain prohibited from purchasing notes. In such case, our failure to purchase tendered notes would constitute an event of default under the indenture which could, in turn, constitute a default under other debt, including secured debt.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease or exchange of “all or substantially all” of the assets of us and our Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under New York law, which governs the indenture. Accordingly, your ability to require us to repurchase your notes as a result of a direct or indirect sale, lease or exchange of less than all of the assets of us and our Subsidiaries taken as a whole to another person or group may be uncertain.

For purposes of this provision, the following terms will have the meanings set forth below:

“Below Investment Grade Rating Event” means, with respect to a series of notes, that such series of notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of such arrangement (which 60-day period shall be extended so long as the rating of such series of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction from an Investment Grade Rating to a below Investment Grade Rating was the result, in whole or substantially in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1)

the direct or indirect sale, lease or exchange (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of us and our Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than us or one of our Subsidiaries;

(2)

the adoption of a plan relating to the liquidation or dissolution of the Company (other than in a transaction that complies with the covenant described under “—Consolidation, Merger, Conveyance, Transfer or Lease”); or

(3)

the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), becomes the beneficial owner, directly or indirectly, of more than 50% of our Voting Stock, measured by voting power rather than number of shares.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Services (“Moody’s”) and BBB- (or the equivalent) by Standard & Poor’s Ratings Services (“S&P”).

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate each series of the notes or fails to make a rating of each series of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, as amended, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Voting Stock” of any specified person as of any date means the Capital Stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Restrictive Covenants

Some of the defined terms used in the following subsections are defined below under “Definitions for Restrictive Covenants.”

Consolidation, Merger, Conveyance, Transfer or Lease

Joy Global may not consolidate or merge with or into another person, or directly or indirectly sell, lease or exchange all or substantially all of the assets of Joy Global to another person, unless

•

Joy Global is the surviving entity or, if not, the successor entity formed by such consolidation or into which Joy Global is merged or which acquires or leases all or substantially all of Joy Global’s assets is organized and existing under the laws of any U.S. jurisdiction and expressly assumes Joy Global’s obligations with respect to the notes and under the indenture;

•	no default or event of default exists or will occur immediately after giving effect to the transaction; and

•	Joy Global has delivered to the trustee the certificates and opinions required under the indenture.

Limitations on Liens

If, after the date of the indenture, Joy Global or any Consolidated Subsidiary shall incur any Debt secured by a Lien on any Principal Property or on any shares of capital stock of any Consolidated Subsidiary (in each case, whether now owned or hereafter acquired), Joy Global must secure the notes equally and ratably with (or prior to) such secured Debt, unless, after giving effect to the incurrence of such Debt and any simultaneous permanent repayment of any secured Debt, the aggregate amount of all Debt secured by a Lien on any Principal Property or on any shares of capital stock of any Consolidated Subsidiary, together with all Attributable Debt of Joy Global and its Consolidated Subsidiaries in respect of Sale and Leaseback Transactions involving Principal Properties, would not exceed 10% of the Consolidated Total Assets of Joy Global and the Consolidated Subsidiaries. The aggregate amount of all secured Debt referred to in the preceding sentence excludes any then existing secured Debt that has been secured equally and ratably with the notes. See “—Limitations on Sale and Leaseback Transactions” below.

This restriction does not apply to, and there will be excluded from secured Debt in any computation under such restriction or under the covenant “—Limitations on Sale and Leaseback Transactions” below, Debt secured by any of the following:

•

Liens on any property, shares of capital stock or indebtedness existing at the time of acquisition thereof (including, without limitation, by way of merger or consolidation); provided that any such Lien was in existence prior to the date of such acquisition, was not incurred in anticipation thereof and does not extend to any other property, and that the principal amount of Debt secured by each such Lien does not exceed the cost to Joy Global or such Consolidated Subsidiary of the property subject to the Lien, as determined in accordance with generally accepted accounting principles;

•	Liens in favor of Joy Global or a Consolidated Subsidiary;
•	Liens in favor of governmental bodies to secure progress or advance payments pursuant to any contract or provision of any statute;
•

Liens created or incurred in connection with an industrial revenue bond, industrial development bond, pollution control bond or similar financing arrangement between Joy Global or a Consolidated Subsidiary and any federal, state or municipal government or other governmental body or quasi-governmental agency;

•

Liens on property, shares of capital stock or indebtedness to secure all or part of the cost of acquiring (including, without limitation, acquisitions through merger or consolidation), substantially repairing or altering, constructing, developing or substantially improving the property, or to secure Debt incurred for any such purpose; provided that any such Lien relates solely to the property subject to the Lien and that the principal amount of Debt secured by each such Lien was incurred concurrently with, or within 18 months of, such acquisition (including, without limitation, acquisitions through merger or consolidation), repair, alteration, construction (or the commencement of commercial operation of such property, whichever is later), development or improvement and does not exceed the cost to Joy Global or such Consolidated Subsidiary of the property subject to the Lien, as determined in accordance with generally accepted accounting principles;

•	Liens on property, shares of capital stock or indebtedness of any corporation existing at the time such corporation becomes a Subsidiary;
•

Liens in favor of a governmental agency to qualify us or any Consolidated Subsidiary to do business, maintain self insurance or obtain other benefits, or Liens under workers’ compensation laws, unemployment insurance laws or similar legislation;

•	Liens imposed by law, such as laborers’ or other employees’, carriers’, warehousemen’s, mechanics’, materialmen’s and vendors’ Liens;
•

Liens arising out of judgments or awards against us or any Consolidated Subsidiary with respect to which we or such Consolidated Subsidiary at the time shall be prosecuting an appeal or proceedings for review or Liens arising out of individual final judgments or awards in amounts of less than $5.0 million; provided that the aggregate amount of all such individual final judgments or awards shall not at any one time exceed $5.0 million;

•

Liens for taxes, assessments, governmental charges or levies not yet subject to penalties for nonpayment or the amount or validity of which is being in good faith contested by appropriate proceedings by us or any Consolidated Subsidiary, as the case may be; and

•

any extension, renewal or replacement of any Lien referred to above; provided that such extension, renewal or replacement Lien will be limited to the same property that secured the Lien so extended, renewed or replaced and will not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement and that such principal amount of Debt so secured shall continue to be included in the computation in the first paragraph of this covenant and under the covenant “—Limitations on Sale and Leaseback Transactions” below to the extent so included at the time of such extension, renewal or replacement.

Limitations on Sale and Leaseback Transactions

Neither Joy Global nor any Consolidated Subsidiary may enter into any Sale and Leaseback Transaction involving any Principal Property unless either of the following conditions are met

•

after giving effect thereto, the aggregate amount of all Attributable Debt of Joy Global and its Consolidated Subsidiaries with respect to Sale and Leaseback Transactions involving Principal Properties plus the aggregate amount of all Debt secured by Liens on any Principal Property or on any shares of capital stock of any Consolidated Subsidiary incurred without equally and ratably securing the notes pursuant to the covenant “—Limitations on Liens” above would not exceed 10% of the Consolidated Total Assets of Joy Global and the Consolidated Subsidiaries; or

•

within 180 days of such Sale and Leaseback Transaction involving a Principal Property, Joy Global or such Consolidated Subsidiary applies to (a) the retirement or prepayment, and in either case, the permanent reduction, of Funded Debt of Joy Global or any Consolidated Subsidiary (including that in the case of a revolver or similar arrangement that makes credit available, such commitment is so permanently reduced by such amount) or (b) the purchase of other property that will constitute Principal Property, subject to certain limitations, an amount not less than the greater of:

(1)	the Net Proceeds of the Sale and Leaseback Transaction; and
(2)	the fair market value of the Principal Property so leased at the time of such transaction.

This restriction will not apply to any Sale and Leaseback Transaction, and there will be excluded from Attributable Debt in any computation described in this covenant or above under the covenant “—Limitations on Liens” with respect to any such transaction:

•

pursuant to which Joy Global or a Consolidated Subsidiary would be permitted to create Funded Debt secured by a Lien pursuant to the exceptions listed in the second paragraph under the heading “Limitations on Liens” above on the Principal Property to be leased, in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction, without equally and ratably securing the notes;

•	solely between Joy Global and a Consolidated Subsidiary or solely between Consolidated Subsidiaries;

•

financed through an industrial revenue bond, industrial development bond, pollution control bond or similar financing arrangement between Joy Global or a Consolidated Subsidiary and any federal, state or municipal government or other governmental body or quasi-governmental agency;

•	in which the applicable lease is for a period, including renewal rights, of three years or less;
•

as to which the effective date of any such arrangement or the purchaser’s commitment therefore is within 270 days prior or subsequent to the acquisition of the Principal Property (including, without limitation, acquisition by merger or consolidation) or the completion of construction and commencement of operation thereof, whichever is later; or

•	in which the lease payment is created in connection with a project financed with, and such obligation constitutes, a Nonrecourse Obligation.

Definitions for Restrictive Covenants

“Attributable Debt” means, on the date of any determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the interest rate set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the notes on such date of determination, in either case compounded semi-annually. “Net rental payments” means the total amount of rent payable by the lessee after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges.

“Consolidated Subsidiary” means a Subsidiary of Joy Global whose financial statements are consolidated with those of Joy Global in accordance with generally accepted accounting principles.

“Consolidated Total Assets” means the total assets of Joy Global and its Consolidated Subsidiaries, as shown on the consolidated balance sheet in Joy Global’s latest quarterly or annual report filed with the Securities and Exchange Commission, prepared in accordance with U.S. generally accepted accounting principles.

“Debt” means, at any time, (1) all obligations of Joy Global and all obligations of any Consolidated Subsidiary, to the extent such obligations would appear as a liability upon the consolidated balance sheet of Joy Global and the Consolidated Subsidiaries, in accordance with generally accepted accounting principles, (a) for borrowed money, (b) evidenced by bonds, debentures, notes or other similar instruments, and (c) in respect of any letters of credit supporting any Debt of others, and (2) all guarantees by Joy Global or any Consolidated Subsidiary of Debt of others.

“Funded Debt” means (1) all Debt for money borrowed having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower (excluding any amount thereof included in current liabilities) and (2) all rental obligations payable more than 12 months from such date under leases that are capitalized in accordance with generally accepted accounting principles (such rental obligations to be included as Funded Debt at the amount so capitalized).

“incur” means to, directly or indirectly, issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including as a result of an acquisition (by way of merger, consolidation or otherwise)), or otherwise become responsible for, contingently or otherwise.

“Lien” means any mortgage, pledge, hypothecation, encumbrance, security interest, statutory or other lien, or preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement having substantially the same economic effect as any of these.

“Net Proceeds” means, with respect to a Sale and Leaseback Transaction, the aggregate amount of cash or cash equivalents received by Joy Global or a Consolidated Subsidiary, less the sum of all payments, fees, commissions and expenses incurred in connection with such transaction, and less the amount (estimated reasonably and in good faith by Joy Global) of income, franchise, sales and other applicable taxes required to be paid by Joy Global or any Consolidated Subsidiary in connection with such transaction in the taxable year that such transaction is consummated or in the two immediately succeeding taxable years, the computation of which shall take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits and tax credit carryforwards, and similar tax attributes.

“Nonrecourse Obligation” means indebtedness or lease payment obligations substantially related to (i) the acquisition of assets not previously owned by us or any Consolidated Subsidiary or (ii) the financing of a project involving the development or expansion of our or any Consolidated Subsidiary’s properties, as to which the obligee with respect to such indebtedness or obligation has no recourse to us or any Consolidated Subsidiary or any of our or any of our Subsidiaries’ assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“Principal Property” means any manufacturing plant, warehouse or other similar facility or any parcel of real estate or group of contiguous parcels of real estate owned or leased by Joy Global or any Consolidated Subsidiary and the gross book value, without deduction of any depreciation reserves, of which on the date as of which the determination is being made exceeds 1% of Consolidated Total Assets.

“Sale and Leaseback Transaction” means any arrangement whereby Joy Global or any of its Subsidiaries has sold or transferred, or will sell or transfer, property and has or will take back a lease pursuant to which the rental payments are calculated to amortize the purchase price of the property substantially over the useful life of such property.

“Subsidiary” means a corporation, a majority of the outstanding voting stock of which is owned, directly or indirectly, by Joy Global and/or by one or more of its other Subsidiaries, a partnership in which Joy Global or a Subsidiary of Joy Global is, at the time, a general partner, and any other entity in which Joy Global and/or one of its Subsidiaries, directly or indirectly, has a majority ownership interest.

Events of Default

The following are events of default with respect to any series of notes:

•	a default for 30 days in payment of interest on any note of that series;
•	a default in payment of principal (or premium, if any) on any note of that series as and when the same becomes due either upon maturity, by declaration or otherwise;
•

a default by us in the performance of any of the other covenants or agreements in the indenture relating to the notes of that series which shall not have been remedied within a period of 60 days after notice by the trustee or holders of at least 25% in aggregate principal amount of the notes of that series then outstanding;

•

any guarantee of any subsidiary guarantor relating to the notes of that series ceases to be in full force and effect (other than in accordance with the terms of such subsidiary guarantee and as described under “—Subsidiary Guarantees” above) or a subsidiary guarantor denies or disaffirms its obligations under its subsidiary guarantee;

•	certain events of bankruptcy, insolvency or reorganization of Joy Global; and
•

a default by Joy Global or any Significant Subsidiary under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed of at least $10.0 million aggregate principal amount by Joy Global or any of its Significant Subsidiaries (or the payment of which is guaranteed by Joy Global or any of its Significant Subsidiaries), other than indebtedness owed to Joy Global or a Significant Subsidiary, whether such indebtedness or guarantee now exists, or is created after the date of the indenture, which default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on such indebtedness prior to the expiration of any grace period provided in such indebtedness; or

(b)	results in the acceleration of such indebtedness prior to its maturity.

The indenture provides that the trustee shall, with certain exceptions, notify the holders of the notes of events of default known to it and affecting that series within 90 days after the occurrence of the event of default.

The indenture provides that if an event of default with respect to any series of notes shall have occurred and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the notes of the relevant series then outstanding may declare the principal amount of all of the notes of that series to be due and payable immediately. However, upon certain conditions such declaration may be annulled and past uncured defaults may be waived by the holders of a majority in principal amount of the notes of that series then outstanding.

Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee shall be under no obligation to exercise any of the rights or powers in the indenture at the request or direction of any of the holders of the notes, unless the holders shall have offered to the trustee reasonable security or indemnity. Subject to the provisions for security or indemnification and certain limitations contained in the indenture, the holders of a majority in principal amount of the outstanding notes of any series affected by an event of default shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture or exercising any trust or power conferred on the trustee with respect to the notes of that series. The indenture requires the annual filing by us with the trustee of a certificate as to compliance with certain terms contained in the indenture.

No holder of any note of any series will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless the holder shall have previously given the trustee written notice of an event of default with respect to the notes and also the holders of at least 25% in aggregate principal amount of the outstanding notes of the relevant series shall have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding notes of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, any right of a holder of any note to receive payment of the principal of (and premium, if any) and any interest on such note on or after the due dates expressed in such note and to institute suit for the enforcement of any such payment on or after such dates shall not be impaired or affected without the consent of such holder.

“Significant Subsidiary” means any of Joy Global’s Subsidiaries that would be a “Significant Subsidiary” within the meaning of Rule 1-02 under Regulation S–X promulgated by the Securities and Exchange Commission.

Modification and Waiver

Joy Global and the trustee may change or supplement the indenture without the consent of any holders with respect to certain matters, including:

•	to cure any ambiguity, defect or inconsistency in the indenture;
•	to change anything that does not materially adversely affect the interests of any holder of notes of any series;
•	to provide for the assumption by a successor person or the acquirer of all or substantially all of the assets of Joy Global of the obligations of Joy Global under the indenture;
•	to add to any covenants of Joy Global for the benefit of holders of notes of any series;
•	to comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the indenture under the Trust Indenture Act of 1939 as amended;
•	to evidence and provide for the acceptance of appointment under the indenture by a successor trustee; and
•	to make any other changes that apply only to notes to be issued thereafter.

None of the following modifications or amendments may be made, without the consent of the holder of each outstanding note of the applicable series affected thereby:

•

change the stated maturity date of any installment of principal of or interest, or reduce the principal amount of or the rate (or extend the time for payment) of interest, or any premium payable upon the redemption of any notes;

•	reduce the amount of principal payable upon acceleration of the maturity;
•	change the place or currency of payment of principal, or premium, if any, or interest;
•	impair the right to institute suit for the enforcement of any payment on, or with respect to, the notes;
•	reduce the percentage in aggregate principal amount of such series of outstanding notes, the consent of the holders of which is required for any amendment or waiver provided for in the indenture;
•

modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note of the series affected thereby;

•	cause any such note to become subordinate in right of payment to any other Debt, except to the extent provided in the terms of such note; or
•	impair such holder’s right to require repurchase or conversion of the notes on the terms provided therein.

The indenture also contains provisions whereby we and the trustee, subject to certain conditions, without prior notice to any holders of any series of notes, may amend the indenture and the outstanding notes of such series with the written consent of the holders of a majority in principal amount of the notes of such series then outstanding, and the holders of a majority in principal amount of the outstanding notes of any series by written notice to the trustee may waive future compliance by us with any provision of the indenture or the notes of such series.

The holders of a majority in aggregate principal amount of any series of notes, on behalf of the holders of all such notes, may waive Joy Global’s compliance with certain restrictive provisions of the indenture. The holders of a majority in aggregate principal amount of any series of outstanding notes may, on behalf of the holders of all such notes, waive any past default under the indenture, except a default in the payment of the principal of, or premium, if any, or interest on, such notes or in respect of any provision of the indenture that cannot be modified or amended without the consent of the holder of each outstanding note of such series affected thereby.

Legal Defeasance and Covenant Defeasance

The indenture provides that we may terminate our obligations under any series of notes if: (i) all notes of such series previously authenticated and delivered, with certain exceptions, have been delivered to the trustee for cancellation and we have paid all sums payable by us with respect to that series of notes under the indenture; or (ii) (a) the notes of such series mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the trustee for giving the notice of redemption, (b) we irrevocably deposit in trust with the trustee, as trust funds solely for the benefit of the holders of the notes of such series for that purpose, money or U.S. government obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee), without consideration of any reinvestment, to pay the principal of and interest on the notes of such series to maturity or redemption, as the case may be, and to pay all other sums payable by us under the indenture, (c) no event of default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which we are a party or by which we are bound, (d) we have deposited irrevocable instructions to the trustee to apply the deposited money toward the payment of such series of notes at maturity or the redemption date, as the case may be, and (e) we deliver to the trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of our obligations under the indenture with respect to the notes of such series have been complied with. With respect to the foregoing clause (i), only our obligations to compensate and indemnify the trustee under the indenture shall survive. With respect to the foregoing clause (ii), only our obligations to execute and deliver the notes of such series for authentication, to set the terms of the notes of such series, to maintain an office or agency in respect of the notes of such series, to have moneys held for payment in trust, to register the transfer or exchange of the notes of such series, to deliver the notes of such series for replacement or to be canceled, to compensate and indemnify the trustee and to appoint a successor trustee, and our right to recover excess money held by the trustee, shall survive until the notes of such series are no longer outstanding. Thereafter, only our obligations to compensate and indemnify the trustee, and our right to recover excess money held by the trustee shall survive.

The indenture provides that we may, at our option, elect to discharge our obligations with respect to any series of notes (“Legal Defeasance”). If Legal Defeasance occurs, we will be deemed to have paid and discharged all amounts owed under the applicable series of notes, and the indenture will cease to be of further effect as to such series of notes, except that:

(1)	holders will be entitled to receive timely payments for the principal of, premium, if any, and interest on, such series of notes, from the funds deposited for that purpose (as explained below);
(2)	our obligations will continue with respect to the issuance of temporary notes, the registration of notes, and the replacement of mutilated, destroyed, lost or stolen notes of the applicable series;
(3)	the trustee will retain its rights, powers, duties, and immunities, and we will retain our obligations in connection therewith; and
(4)	other Legal Defeasance provisions of the indenture will remain in effect.

After the notes of such series are no longer outstanding, in the case of Legal Defeasance, only our obligations to compensate and indemnify the trustee and our right to recover excess money held by the trustee shall survive.

In addition, we may, at our option and at any time, elect to cause the release of our obligations with respect to most of the covenants in the indenture (“Covenant Defeasance”) with respect to any series of notes. If Covenant Defeasance occurs, certain events (not including non-payment events and bankruptcy, insolvency and reorganization events) relating to us described under “Events of Default” will no longer constitute events of default with respect to such series of notes. We may exercise Legal Defeasance regardless of whether we previously exercised Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance (each, a “Defeasance”) with respect to any series of notes:

(1)

we must irrevocably deposit with the trustee, in trust, for the benefit of holders of the notes, U.S. legal tender, U.S. government securities, a combination thereof or other obligations as may be provided with respect to such series of notes, in amounts that will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on, the applicable series of notes on the stated date for payment or any redemption date thereof, and the trustee must have, for benefit of holders of such notes, a valid, perfected, exclusive security interest in the trust;

(2)	in the case of Legal Defeasance, we must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that

a)	we have received from, or there has been published by, the Internal Revenue Service, a ruling, or

b)	since the date of the indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that holders of such series of notes will not recognize income, gain or loss for federal income tax purposes as a result of the Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, we must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that holders of such series of notes will not recognize income, gain or loss for federal income tax purposes as a result of the Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred;

(4) no default or event of default may have occurred and be continuing under the indenture on the date of the deposit with respect to such series of notes; in addition, no event of default relating to bankruptcy or insolvency may occur at any time from the date of the deposit to the 91st calendar day thereafter;

(5) the Defeasance may not result in a breach or violation of, or constitute a default under the indenture or any other material agreement or instrument to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound;

(6) we must deliver to the trustee an officers’ certificate stating that the deposit was not made by us with the intent to hinder, delay or defraud any other of our creditors; and

(7) we must deliver to the trustee an officers’ certificate confirming the satisfaction of conditions in clauses (1) through (6) above, and an opinion of counsel confirming the satisfaction of the conditions in clauses (1) (with respect to the validity and perfection of the security interest), (2), (3) and (5) above.

The Defeasance will be effective on the earlier of (i) the 91st day after the deposit, and (ii) the day on which all the conditions above have been satisfied.

If the amount deposited with the trustee to effect a Covenant Defeasance is insufficient to pay the principal of, premium, if any, and interest on, the applicable series of notes when due, then our obligations under the indenture and such series of notes will be revived, and such Defeasance will be deemed not to have occurred.

Governing Law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Material United States Federal Income Tax Considerations

The following discussion is a summary of material United States federal income tax consequences relevant to the purchase, ownership and disposition of the exchange notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, or the “Code,” United States Treasury regulations issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. This discussion does not address all of the United States federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as certain financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, United States Holders (as defined below) whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. In addition, this discussion is limited to persons purchasing the notes for cash at original issue and at their “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of notes are sold to the public for cash). Moreover, the effect of any applicable state, local, foreign or other tax laws, including gift and estate tax laws is not discussed. The discussion deals only with notes held as “capital assets” (generally, property for investment) within the meaning of Section 1221 of the Code.

As used herein, “United States Holder” means a beneficial owner of the notes who or that is:

•

an individual that is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or a State thereof or the District of Columbia;
•	an estate, the income of which is subject to United States federal income tax regardless of its source; or
•

a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, a trust that has elected to continue to be treated as a United States person.

If a partnership or other entity taxable as a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of the notes.

We have not sought and will not seek any rulings from the Internal Revenue Service, or the IRS, with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any position would not be sustained.

Prospective investors should consult their own tax advisors with regard to the application of any state, local, foreign or other tax laws, including gift and estate tax laws, and any tax treaties.

IRS Circular 230 Disclosure

Any tax statement herein regarding any U.S. federal tax is not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding any penalties. Any such statement herein was written in connection with the marketing or promotion of the transactions or matters to which the statement relates. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

United States Holders

Interest

Payments of stated interest on the notes generally will be taxable to a United States Holder as ordinary income at the time that such payments are received or accrued, in accordance with such United States Holder’s method of accounting for United States federal income tax purposes. In certain circumstances, we may be obligated to pay amounts in excess of stated interest or principal on the notes. According to Treasury regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount of interest income a United States Holder recognizes if there is only a remote chance as of the date the notes were issued that such payments will be made. We believe that the likelihood that we will be obligated to make any such payments is remote. Therefore, we do not intend to treat the potential payment of additional interest or the potential payment of a premium pursuant to the change of control provisions as part of the yield to maturity of any notes. Our determination that these contingencies are remote is binding on a United States Holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, a United States Holder might be required to accrue income on its notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies. In the event a contingency occurs, it would affect the amount and timing of the income recognized by a United States Holder. If we pay additional interest on the notes or a premium pursuant to the change of control provisions, United States Holders will be required to recognize such amounts as income.

Sale or Other Taxable Disposition of the Notes

A United States Holder will recognize gain or loss on the sale, exchange (other than for exchange notes pursuant to the exchange offer or a tax-free transaction), redemption, retirement or other taxable disposition of a note equal to the difference between the sum of the cash and the fair market value of any property received in exchange therefore (less a portion allocable to any accrued and unpaid interest, which generally will be taxable as ordinary income if not previously included in such holder’s income) and the United States Holder’s adjusted tax basis in the note. A United States Holder’s adjusted tax basis in a note generally will be the United States Holder’s cost therefore, less any principal payments received by such holder. Except to the extent attributable to the accrued market discount, or as discussed below, this gain or loss generally will be a capital gain or loss. In the case of a non-corporate United States Holder, such capital gain will be subject to tax at a reduced rate if a note is held for more than one year. The deductibility of capital losses is subject to limitation.

Market Discount and Acquisition Premium

A United States Holder who purchases a note at a “market discount” that exceeds a statutorily defined de minimis amount will be subject to the “market discount” rules of the Code. A United States Holder who purchases a note at a premium will be subject to the bond premium amortization rules of the Code.

In general, “market discount” would be calculated as the excess of a note’s issue price, within the meaning of Section 1273 of the Code, over its purchase price. If a United States Holder purchases a note at a “market discount,” any gain on sale of that note attributable to the United States Holder’s unrecognized accrued market discount would generally be treated as ordinary income to the United States Holder. In addition, a United States Holder who acquires a debt instrument at a market discount may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry the debt instrument until the United States Holder disposes of the debt instrument in a taxable transaction. Instead of recognizing any market discount upon a disposition of a note and being required to defer any applicable interest expense, a United States Holder may elect to include market discount in income currently as the discount accrues. The current income inclusion election, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year in which the election applies, and may not be revoked without the consent of the IRS.

In the event that a note is treated as purchased at a premium, that premium will be amortizable by a United States Holder as an offset to interest income (with a corresponding reduction in the United States Holder’s tax basis) on a consent yield basis if the United States Holder elects to do so. This election will also apply to all other debt instruments held by the United States Holder during the year in which the election is made and to all debt instruments acquired after that year.

Exchange Offer

The exchange of the outstanding notes for the exchange notes will not constitute a taxable exchange. As a result, (1) a United States Holder will not recognize taxable gain or loss as a result of exchanging such holder’s notes; (2) the holding period of the exchange notes will include the holding period of the notes exchanged therefor; and (3) the adjusted tax basis of the exchange notes received will be the same as the adjusted tax basis of the notes exchanged therefor immediately before such exchange.

Backup Withholding

A United States Holder may be subject to a backup withholding tax (up to 28%) when such holder receives interest and principal payments on the notes held or upon the proceeds received upon the sale or other disposition of such notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. A United States Holder will be subject to this backup withholding tax if such holder is not otherwise exempt and such holder:

•	fails to furnish its taxpayer identification number, or TIN, which, for an individual, is ordinarily his or her social security number;
•	furnishes an incorrect TIN;
•	is notified by the IRS that it has failed to properly report payments of interest or dividends; or
•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the United States Holder that it is subject to backup withholding.

United States Holders should consult their personal tax advisor regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

Non-United States Holders

A non-United States Holder is a beneficial owner of the notes who or that is not a United States Holder.

Interest

Interest paid to a non-United States Holder will not be subject to United States federal withholding tax of 30% (or, if applicable, a lower treaty rate) provided that:

•	such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all of our classes of stock;
•

such holder is not a controlled foreign corporation that is related to us through stock ownership and is not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

either (1) the non-United States Holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a “United States person” within the meaning of the Code and provides its name and address (generally by completing IRS Form W-8BEN), (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the non-United States Holder certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the non-United States Holder, has received from the non-United States Holder a statement, under penalties of perjury, that such holder is not a “United States person” and provides us or our paying agent with a copy of such statement or (3) the non-United States Holder holds its notes directly through a “qualified intermediary” and certain conditions are satisfied.

Even if the above conditions are not met, a non-United States Holder may be entitled to an exemption from withholding tax if the interest is effectively connected to a United States trade or business, as described below, or to a reduction in or an exemption from withholding tax on interest under a tax treaty between the United States and the non-United States Holder’s country of residence. To claim a reduction or exemption under a tax treaty, a non-United States Holder must generally complete an IRS Form W-8BEN and claim the reduction or exemption on the form. In some cases, a non-United States Holder may instead be permitted to provide documentary evidence of its claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

The certification requirements described above may require a non-United States Holder that provides an IRS form, or that claims the benefit of an income tax treaty, to also provide its United States TIN.

Payments of additional interest if we fail to register the notes as agreed may, if they become payable, be subject to United States withholding tax. We intend to withhold tax at a rate of 30% on any payment of such interest made to non-United States Holders unless we receive certain certifications from the non-United States Holder claiming that such payments are subject to reduction or elimination of withholding under an applicable treaty, as described above, or that such payments are effectively connected with the holder’s conduct of a trade or business in the United States, as described below. If we withhold tax from any payment of additional interest made to a non-United States Holder and such payment were determined not to be subject to United States federal tax, a non-United States Holder would be entitled to a refund of all tax withheld.

Sale or Other Taxable Disposition of the Notes

A non-United States Holder will generally not be subject to United States federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other taxable disposition of a note so long as (i) the gain is not effectively connected with the conduct by the non-United States Holder of a trade or business within the United States, as described below, and (ii) in the case of a Non-United States Holder who is an individual, such non-United States Holder is not present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

United States Trade or Business

If interest or gain from a disposition of the notes is effectively connected with a non-United States Holder’s conduct of a United States trade or business, and if an income tax treaty applies and the non-United States Holder maintains a United States “permanent establishment” (or a fixed base, in the case of an individual) to which the interest or gain is generally attributable, the non-United States Holder may be subject to United States federal income tax on the interest or gain on a net basis in the same manner as if it were a United States Holder. If interest income received with respect to the notes is taxable on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided, generally IRS Form W-8ECI). A foreign corporation that is a holder of a note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a note or gain recognized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

Backup Withholding and Information Reporting

Backup withholding will likely not apply to payments of principal or interest made by us or our paying agents, in their capacities as such, to a non-United States Holder of a note if the holder is exempt from withholding tax on interest as described above. However, information reporting on IRS Form 1042-S may still apply with respect to interest payments. Payments of the proceeds from a disposition by a non-United States Holder of a note made to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker is:

•	a United States person;
•	a controlled foreign corporation for United States federal income tax purposes;
•	a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or
•

a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons, as defined in Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a United States trade or business.

Payment of the proceeds from a disposition by a non-United States Holder of a note made to or through the United States office of a broker is generally subject to information reporting and backup withholding unless the holder certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

Non-United States Holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury regulations. In this regard, the current Treasury regulations provide that a certification may not be relied on if we or our agent (or other payor) knows or has reason to know that the certification may be false. Any amounts withheld under the backup withholding rules from a payment to a non-United States Holder will be allowed as a credit against the holder’s United States federal income tax liability or may be refunded, provided the required information is furnished in a timely manner to the IRS.

Plan of Distribution

Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale. In addition, until , 2007, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sales of the exchange notes by participating broker-dealers. Exchange notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such exchange notes. Any participating broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Prior to the exchange offer, there has not been any public market for the outstanding notes. The outstanding notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for exchange notes by holders who are entitled to participate in this exchange offer. The holders of outstanding notes, other than any holder that is our affiliate within the meaning of Rule 405 under the Securities Act, who are not eligible to participate in the exchange offer are entitled to certain registration rights, and we may be required to file a shelf registration statement with respect to their outstanding notes. The exchange notes will constitute a new issue of securities with no established trading market. We do not intend to list the exchange notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The initial purchasers have advised us that they currently intend to make a market in the exchange notes. Such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer and the pendency of any shelf registration statements. Accordingly, no assurance can be given that an active public or other market will develop for the exchange notes or as to the liquidity of the trading market for the exchange notes. If a trading market does not develop or is not maintained, holders of the exchange notes may experience difficulty in reselling the exchange notes or may be unable to sell them at all. If a market for the exchange notes develops, any such market may be discontinued at any time.

Legal Matters

The validity of the exchange notes and the guarantees and other legal matters, including the tax-free nature of the exchange, will be passed upon on our behalf by Kirkland & Ellis LLP, a limited liability partnership that includes professional corporations, Chicago, Illinois. Kirkland & Ellis LLP has from time to time represented, and may continue to represent, Joy Global and some of its affiliates in connection with various legal matters.

Experts

The consolidated balance sheet of Joy Global Inc. as of October 28, 2006 and October 29, 2005 and the related consolidated statements of income, cash flows and shareholders’ equity for each of the three years in the period ended October 28, 2006, incorporated by reference in this prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports appearing therein.

Where You Can Find More Information

We are subject to the informational requirements of the Exchange Act. Accordingly, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may review a copy of those reports, statements or other information at the SEC’s public reference room, which is located at 100 F Street, Room 1580, Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning us may also be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

A copy of the indenture is available free of charge to note holders upon written or oral request to: Joy Global Inc., 100 East Wisconsin Avenue, Suite 2780, Milwaukee, Wisconsin, 53202, telephone: (414) 319-8500, Attention: Corporate Secretary.

Part II: Information Not Required in Prospectus

Item 20. Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 145 (“Section 145”) of the Delaware General Corporation Law, as the same exists or may hereafter be amended (the “DGCL”), provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Joy Global Inc. Certificate of Incorporation and Bylaws

Article 6 of the Amended and Restated Certificate of Incorporation of Joy Global Inc. provides that, to the fullest extent permitted by the DGCL, as presently existing or as amended, no director of Joy Global Inc. shall be liable to the corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the corporation or its stockholders.

Article III, Section 15 of the Amended and Restated Bylaws of Joy Global Inc. provides that each person who was or is made a party, or is threatened to be made a party to, or is involved in any action, suit, arbitration, mediation or proceeding, whether civil, criminal, administrative or investigative, whether domestic or foreign, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, fiduciary, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by Joy Global Inc. to the fullest extent not prohibited by the DGCL, against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. The right to indemnification conferred in the bylaws is a contract right and is not exclusive of any other right which any person may have or acquire. Joy Global Inc. may maintain insurance, at its expense, to protect itself and any applicable person against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Other Registrants

The other registrants are organized in Delaware. The charter of each other registrant provides that a director of such corporation shall not be personally liable to such corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL. Furthermore, the charter and bylaws of each other registrant provide that each person who was or is made a party, or is threatened to be made a party to, or is involved in any action, suit, arbitration, mediation or proceeding, whether civil, criminal, administrative or investigative, whether domestic or foreign, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the other registrant or is or was serving at the request of the other registratnt as a director, officer, fiduciary, employee or agent

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of another corporation or of a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the other registrant to the fullest extent not prohibited by the DGCL, against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. The right to indemnification conferred in the bylaws is a contract right and is not exclusive of any other right which any person may have or acquire. Each other registrant may maintain insurance, at its expense, to protect itself and any applicable person against any such expense, liability or loss, whether or not the other registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Item 21. Exhibits and Financial Statement Schedules.

Exhibits.

The attached Exhibit Index is incorporated herein by reference.

Financial Statement Schedules.

No financial statement schedules are required to be filed herewith pursuant to this Item.

Item 22. Undertakings.

(a)	The undersigned hereby undertake:
(i)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(A)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(B)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(C)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(ii)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)

The undersigned hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the date of the registration statement through the date of responding to the request.

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(d)

The undersigned hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Joy Global Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on this 22nd day of December, 2006.

Joy Global Inc.

By:	/s/ John Nils Hanson
John Nils Hanson
Chairman, President and Chief Executive
Officer

POWER OF ATTORNEY AND SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 22nd day of December, 2006. Each person whose signature appears below constitutes and appoints John Nils Hanson, Michael W. Sutherlin and Donald C. Roof, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all pre-effective and post-effective amendments to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them singly, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ John Nils Hanson	Chairman, President and Chief Executive Officer and Director
John Nils Hanson	(Principal Executive Officer)

/s/ Donald C. Roof	Executive Vice President, Chief Financial Officer and Treasurer
Donald C. Roof	(Principal Executive Officer)

/s/ Michael S. Olsen	Chief Accounting Officer (Principal Accounting Officer)
Michael S. Olsen

/s/ Steven L. Gerard	Director
Steven L. Gerard

/s/ Ken C. Johnsen	Director
Ken C. Johnsen

/s/ Gale E. Klappa	Director
Gale E. Klappa

/s/ James R. Klauser	Director
James R. Klauser

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/s/ Richard B. Loynd	Director
Richard B. Loynd

/s/ P. Eric Siegert	Director
P. Eric Siegert

/s/ Michael W. Sutherlin	Director
Michael W. Sutherlin

/s/ James H. Tate	Director
James H. Tate

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, P&H Mining Equipment Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on this 22nd day of December, 2006.

P&H MINING EQUIPMENT INC.

By:	/s/ John Nils Hanson

John Nils Hanson

Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 22nd day of December, 2006. Each person whose signature appears below constitutes and appoints John Nils Hanson, Michael W. Sutherlin and Donald C. Roof, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all pre-effective and post-effective amendments to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them singly, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ John Nils Hanson	Chief Executive Officer (Principal Executive Officer)
John Nils Hanson

/s/ Wayne H. Feasby	Vice President, Finance (Principal Financial Officer and
Wayne H. Feasby	Principal Accounting Officer)

/s/ John Nils Hanson	Director
John Nils Hanson

/s/ Donald C. Roof	Director
Donald C. Roof

/s/ Mark E. Readinger	Director
Mark E. Readinger

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Joy Technologies Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on this 22nd day of December, 2006.

JOY TECHNOLOGIES INC.

By:	/s/ Michael W. Sutherlin

Michael W. Sutherlin

Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 22nd day of December, 2006. Each person whose signature appears below constitutes and appoints John Nils Hanson, Michael W. Sutherlin and Donald C. Roof, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all pre-effective and post-effective amendments to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them singly, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Michael W. Sutherlin	Chief Executive Officer (Principal Executive Officer)
Michael W. Sutherlin

/s/ Michael S. Olsen	Senior Vice President, Global Finance (Principal Financial Officer
Michael S. Olsen	and Principal Accounting Officer)

/s/ John Nils Hanson	Director
John Nils Hanson

/s/ Donald C. Roof	Director
Donald C. Roof

/s/ Michael W. Sutherlin	Director
Michael W. Sutherlin

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
2.1

Third Amended Joint Plan of Reorganization, as modified, of the Debtors Under Chapter 11 of the Bankruptcy Code (incorporated by reference to Exhibit 2.1 to current report of Joy Global Inc. on Form 8-K dated July 12, 2001, File No. 01-9299).

3.1	Amended and Restated Certificate of Incorporation of Joy Global Inc. (incorporated by reference to Exhibit 3.1 to current report of Joy Global Inc. on Form 8-K dated July 12, 2001, File No. 01-9299).
3.2

Amended and Restated Bylaws of Joy Global Inc. as amended on December 18, 2006 (incorporated by reference to Exhibit 3.2 to report of Joy Global Inc. on Form 10-K for the year ended October 28, 2006, File No. 01-9299).

3.3

Restated Certificate of Incorporation of Joy Technologies Inc. (incorporated by reference to Exhibit T3A-20 to Form T-3 dated July 12, 2001 for application for qualification of indentures under the Trust Indenture Act of 1939, File No. 01-9299).

3.4	Bylaws of Joy Technologies Inc. (incorporated by reference to Exhibit 4.29 to Form S-3/A dated March 30, 2005, File No. 333-121569).
3.5

Restated Certificate of Incorporation of P&H Mining Equipment Inc. (incorporated by reference to Exhibit T3A-9 to Form T-3 dated July 12, 2001 for application for qualification of indentures under the Trust Indenture Act of 1939, File No. 01-9299).

3.6	Bylaws of P&H Mining Equipment Inc. (incorporated by reference to Exhibit 4.17 to Form S-3/A dated March 30, 2005, File No. 333-121569)
4.1

Registration Rights Agreement, dated as of November 10, 2006, among Joy Global Inc., the Guarantors, and Banc of America Securities LLC, Lehman Brothers Inc. and UBS Securities LLC, as representatives of the several initial purchasers (incorporated by reference to Exhibit 4.2 to current report of Joy Global Inc. on Form 8-K dated November 16, 2006, File No. 01-9299).

4.2

Indenture, dated as of November 10, 2006, among Joy Global Inc. and Wells Fargo Bank, N.A. as trustee (incorporated by reference to Exhibit 4.3 to current report of Joy Global Inc. on Form 8-K dated November 16, 2006, File No. 01-9299).

4.3

Supplemental Indenture, dated as of November 10, 2006, entered into by and among Joy Global Inc. and Wells Fargo Bank, N.A., as trustee (incorporated by reference to Exhibit 4.4 to current report of Joy Global Inc. on Form 8-K dated November 16, 2006, File No. 01-9299).

4.4

Form of 6.000% Senior Notes due 2016 and 6.625% Senior Notes due 2036 (incorporated by reference to Exhibit 4.5 to current report of Joy Global Inc. on Form 8-K dated November 16, 2006, File No. 01-9299).

4.5

Credit Agreement dated as of October 28, 2005 entered into by and among Joy Global Inc., certain of its domestic subsidiaries, Bank of America, N.A., LaSalle Bank National Association, Deutsche Bank AG New York Branch, Harris N.A., JPMorgan Chase Bank, N.A., and the other lenders named therein (incorporated by reference to Exhibit 10.28 to report of Joy Global Inc. on Form 10-K for the year ended October 29, 2005, File No. 01-9299).

4.6

First Amendment to Credit Agreement dated as of November 10, 2006 and entered into among Joy Global Inc. , as Borrower , the lenders listed therein, as Lenders, and Bank of America, N.A. as Administrative Agent (incorporated by reference to Exhibit 4.1 to current report of Joy Global Inc. on Form 8-K dated November 16, 2006, File No. 01-9299).

5.1	Opinion of Kirkland & Ellis LLP.
8.1	Opinion of Kirkland & Ellis LLP.
10.1

Form of change of control Employment Agreement entered into between Joy Global Inc. and each of its executive officers (incorporated by reference to Exhibit 10(t) to report of Joy Global Inc. on Form 10-K for the year ended November 1, 2003, File No. 01-9299).

10.2

Form of Amendment entered into as of January 13, 2006 between Joy Global Inc. and each of its executive officers (incorporated by reference to Exhibit 10(a) to report of Joy Global Inc. on Form 10-Q for the quarter ended January 28, 2006, File No. 01-9299).

10.3

Form of Amendment entered into as of January 19, 2006 between Joy Global Inc. and each of its executive officers (incorporated by reference to Exhibit 10(b) to report of Joy Global Inc. on Form 10-Q for the quarter ended January 28, 2006, File No. 01-9299).

10.4

Asset Purchase Agreement dated as of April 18, 2006 and entered into by and among Joy Technologies Inc. as buyer and Oldenburg Group Incorporated, Oldenburg Australasia Pty. Ltd. and Oldenburg Mining Equipment (Proprietary) Limited, as sellers (incorporated by reference to Exhibit 10(a) to report of Joy Global Inc. on Form 10-Q for the quarter ended April 29, 2006, File No. 01-9299).

10.5

Form of Stock Option Agreement entered into as of November 14, 2005 between Joy Global Inc. and each of its executive officers (incorporated by reference to Exhibit 10(b) to report of Joy Global Inc. on Form 10-Q for the quarter ended April 29, 2006, File No. 01-9299).

10.6

Form of Restricted Stock Unit Award Agreement entered into as of November 14, 2005 between Joy Global Inc. and each of its executive officers (incorporated by reference to Exhibit 10(c) to report of Joy Global Inc. on Form 10-Q for the quarter ended April 29, 2006, File No. 01-9299).

10.7

Form of Performance Share Agreement entered into as of November 14, 2005 between Joy Global Inc. and each of its executive officers (incorporated by reference to Exhibit 10(d) to report of Joy Global Inc. on Form 10-Q for the quarter ended April 29, 2006, File No. 01-9299).

10.8

Form of Restricted Stock Unit Award Agreement entered into as of February 23, 2006 between Joy Global Inc. and each of the registrant's non-employee directors (incorporated by reference to Exhibit 10(e) to report of Joy Global Inc. on Form 10-Q for the quarter ended April 29, 2006, File No. 01-9299).

12.1	Computation of Ratio of Earnings to Fixed Charges.
21.1	Subsidiaries of Joy Global Inc.
23.1	Consent of Ernst & Young LLP (Milwaukee, Wisconsin).
23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.2).
24.1	Powers of Attorney (included in the signature pages to the registration statement).
25.1	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939 of Wells Fargo Bank, National Association.
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.
99.3	Form of Tender Instructions.